Exhibit 99.1

Feihe International Announces Shareholder’s Approval of Merger Agreement

BEIJING, China, June 26, 2013 – Feihe International, Inc. (NYSE: ADY) (“Feihe International” or the “Company”), one of the leading producers and distributors of premium infant formula, milk power and soybean, rice and walnut products in China, today announced that, at a special meeting of the shareholders of the Company held today, the Company’s shareholders voted in favor of the proposal to approve the previously announced Agreement and Plan of Merger, dated March 3, 2013 (the “Merger Agreement”), by and among Diamond Infant Formula Holding Limited, Platinum Infant Formula Holding Limited (“Parent”), Infant Formula Merger Sub Holding Inc. (“Merger Sub”) and the Company, pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company after the merger as a wholly owned subsidiary of Parent (the “Merger”). The Merger Agreement was approved by approximately 74.8% of the outstanding shares of the Company common stock and approximately 57.1% of the total outstanding shares of the Company common stock not owned by the buyer group, satisfying the requirement in the Merger Agreement that at least a majority of the outstanding shares of the Company common stock not owned by the buyer group approve the Merger Agreement.

The Company currently anticipates closing the transaction this week. Completion of the Merger is subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, and the Company will work with the buyer group to satisfy all other conditions precedent to the Merger set forth in the Merger Agreement and complete the Merger as quickly as possible. If and when completed, the Merger will result in the Company becoming a privately held company and the shares of Company common stock will no longer be listed on the New York Stock Exchange.

About Feihe International, Inc.

Feihe International, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, packed milk and soybean, rice and walnut products in the People’s Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Heilongjiang Feihe Dairy Co. Limited, and other subsidiaries. Founded in 1962, Heilongjiang Feihe Dairy Co. Limited is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Gannan, Longjiang and Shanxi. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, five production facilities with an aggregate milk powder production capacity of approximately 2,020 tons per day and an extensive distribution network that reaches over 100,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements

This document may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “will,” “should,” “may,” “believes,” “expects” or similar expressions. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company’s control and based upon premises with respect to future business decisions, which are subject to change. The Company assumes no obligation to update any such forward-looking statements.

For more information, please contact:

Renee Ren

+86-10-8457-4688 x8810

renyi@feihe.com